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                                                                    EXHIBIT 99.1

NEWS RELEASE DATED MAY 15, 1998 RE BKC MERGER

Microsemi and BKC Semiconductors Complete Merger

SANTA ANA, Calif. and LAWRENCE, MASS.--(BUSINESS WIRE)--May 15, 1998-
Microsemi Corporation, Santa Ana, California, (Nasdaq:MSCC) and BKC Semiconductors Incorporated, Lawrence, MA (Nasdaq:BKCS) jointly announced today that they have completed the merger of BKC with a wholly-owned subsidiary of Microsemi. The agreement to merge was previously announced on January 21, 1998.

Under the terms of the merger, Microsemi Corporation has acquired BKC for $9.17 per share in cash. As a result of this merger, BKC will become a wholly-owned subsidiary of Microsemi. The current plan is for BKC to operate as a stand-alone subsidiary.

In a statement, Philip Frey, Jr., Chairman, Chief Executive Officer and President of Microsemi, said, "The addition of BKC diode products and customers gives Microsemi Corporation a broader and stronger strategic position in the military, space and commercial marketplace worldwide, which we believe will show positive results in the coming year."

Mr. James Shiring, President and CEO of BKC, said, "Both the employees and management of BKC are excited about being part of the Microsemi family of companies and the growth possibilities resulting from the merger."

As a result of the merger, the registered holders of BKC stock will be receiving instructions for tendering their stock certificates to State Street Bank and Trust of Boston, Massachusetts in exchange for cash payment. Transfers of BKC stock will no longer be registered, and BKC stock has ceased to be traded on the Nasdaq Small Cap Market. The surviving corporation has filed with the Securities and Exchange Commission to deregister and suspend further filing requirements with respect to BKC.

Microsemi Corporation is a multinational supplier of high reliability power semiconductors, surface mount and custom diode assemblies for the electronics, computer, telecommunications, defense/aerospace and medical markets. More information may be obtained by contacting the company directly or by visiting the company's website at: http://www.microsemi.com

BKC Semiconductors Incorporated has its manufacturing and executive offices at its Lawrence, Massachusetts site, and manufactures discrete, single function semiconductor devices used by industrial, automotive, defense, telecommunications, and aerospace industries to convert and control electrical power in electronic equipment.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Any statements set forth in this News Release that are not historical in nature are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the
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forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Potential risks and uncertainties include but are not limited to such factors as the strength and competitive pricing environment of the semiconductor marketplace, demand for and acceptance of the Company's products, the success of planned marketing and promotional campaigns, as well as other factors identified in Microsemi's Form 10-K for the year ended September 28, 1997 and subsequent Form 10-Q's and 8-K's, and in BKC's Form 10-K for the year ended September 30, 1997 and subsequent Form 10-Q's and 8-K's filed by the Companies with the Securities and Exchange Commission.

              CONTACT:  Silverman Heller Associates
                        Eugene G. Heller/Philip Bourdillon, 310/208-2550 or
                        Microsemi Corporation
                        David R. Sonksen, 714/979-8220
                        or
                        BKC Semiconductors Incorporated
                        James R. Shiring, 978/681-9132